Exhibit 99.4

Offer to Exchange

7.375% Senior Notes Due 2020

for any and all outstanding

7.375% Senior Notes Due 2020

of

Par Pharmaceutical Companies, Inc.

            , 2013

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Par Pharmaceutical Companies, Inc. (the “Company”) and the direct and indirect subsidiaries of the Company named in Schedule I hereto (the “Guarantors”) are offering (the “Exchange Offer”) to exchange $490,000,000 in principal amount of the Company’s new 7.375% Senior Notes due 2020 (the “Exchange Notes”), for $490,000,000, in a denomination equal to $2,000 and in integral multiples of $1,000 in principal amount thereafter, in principal amount of outstanding 7.375% Senior Notes due 2020 (with CUSIP numbers 83084LAA6 and U8278QAA5, the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement, dated September 28, 2012, by and between the Company and the other parties signatory thereto. The terms of the Exchange Notes are substantially identical (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the issuance of the Exchange Notes is registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Notes are not subject to any covenant regarding exchange registration rights under the Securities Act. The Outstanding Notes are unconditionally guaranteed (the “Outstanding Guarantees”) by the Guarantors on a senior unsecured basis, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors on a senior unsecured basis.

Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Outstanding Guarantees.

The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE ARE ASKING YOU TO CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OUTSTANDING NOTES REGISTERED IN THEIR OWN NAMES.

The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will, however reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes payable in connection with the exchange of Outstanding Notes for Exchange Notes, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Enclosed are copies of the following documents:

1.	A form of letter which you may send, as a cover letter to accompany the Prospectus and related materials, to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Exchange Offer.

2.	The Prospectus.

3.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients.

4.	A form of Notice of Guaranteed Delivery.

5.	IRS Form W-9 and Instructions for the Requester of Form W-9.

6.	A return envelope addressed to Wells Fargo Bank, National Association, the Exchange Agent.

Your prompt action is requested. The Exchange Offer will expire at midnight, New York City time, on the evening of             , 2013 unless the Exchange Offer is extended by the Company. The time at which the Exchange Offer expires is referred to as the “Expiration Date.” Tendered Outstanding Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to midnight, New York City time, on the Expiration Date.

To participate in the Exchange Offer, certificates for Outstanding Notes, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent’s account at The Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offers—Guaranteed Delivery Procedures” and the Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Exchange Agent, Wells Fargo Bank, National Association by calling                     .

Very truly yours,

PAR PHARMACEUTICAL COMPANIES, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

SCHEDULE I

Anchen Incorporated

Anchen Pharmaceuticals, Inc.

Kali Laboratories, Inc.

Par, Inc.

Par Pharmaceutical, Inc.

I-1